Exhibit 99.1

Build-A-Bear Workshop, Inc. Announces Record Fiscal 2022 Third Quarter Results With Seventh Consecutive Quarter of Increased Revenue Compared to Prior Year and Raises Annual Guidance

  Total revenues increase 9.9% to $104.5 million compared to the fiscal 2021 third quarter
  Pre-tax income increases 25.3% to $9.9 million compared to the fiscal 2021 third quarter
  Diluted earnings per share increase 41.7% to $0.51 compared to the fiscal 2021 third quarter
  Raises fiscal 2022 guidance for both total revenues and profitability

ST. LOUIS--(BUSINESS WIRE)--November 30, 2022--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the third quarter and nine months ended October 29, 2022.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We are pleased with our third quarter and first nine months results as we continued to see momentum and consistency in our business with strong brand interest from consumers. Our retail store traffic continues to show double-digit increases leading to year-over-year growth in transactions across geographies. With our fiscal 2022 third quarter, we have now delivered seven consecutive quarters of increased total revenues compared to the prior year’s period, with sustained profitability. With the strong positive trends continuing in our fourth quarter, we are raising our guidance and believe we are on track to deliver the most profitable year in our 25-year history, building on the 2021 results which set our previous record high.

“The tremendous progress that has been made since we instituted our brand-leveraging diversification strategy has been instrumental in fueling our current success and is designed to provide a foundation from which we can scale while driving further transformation and increasing profitable growth,” concluded Ms. John.

Third Quarter Fiscal 2022 Results (13 weeks ended October 29, 2022, compared to the 13 weeks ended October 30, 2021):

  Total revenues were $104.5 million, an increase of 9.9% including the negative impact of $2.5 million due to unfavorable currency exchange compared to $95.1 million in the fiscal 2021 third quarter;
    Net retail sales were $99.2 million, an 8.3% increase compared to $91.6 million in the fiscal 2021 third quarter with growth in sales from corporately-managed retail stores more than offsetting a decline in consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores). The Company noted that consolidated e-commerce demand decreased 29.4% compared to the fiscal 2021 third quarter, as consumers continue to embrace a return to in-person shopping, while its third quarter e-commerce demand showed an increase of 104.7% from the 2019 period; and
    Commercial and international franchise revenues were $5.3 million compared to $3.6 million in the fiscal 2021 third quarter;
  Gross profit margin was 52.0%, compared to 52.1% in the fiscal 2021 third quarter. The Company mitigated the negative impact of approximately 200 basis points from higher freight costs by leveraging occupancy and distribution costs;
  Selling, general and administrative (“SG&A”) expenses were $44.4 million, or 42.5% of total revenues, compared to $41.7 million, or 43.8% of total revenues in the fiscal 2021 third quarter. The 130 basis-point improvement in SG&A as a percentage of total revenues was driven by favorable leverage on fixed expenses due to the increase in total revenues offset by unfavorable currency exchange rate fluctuations;
  Pre-tax income increased 25.3% to $9.9 million from pre-tax income of $7.9 million in the fiscal 2021 third quarter;
  Income tax expense was $2.4 million compared to income tax expense of $2.0 million in the fiscal 2021 third quarter;
  Net income increased 27.1% to $7.5 million from net income of $5.9 million in the fiscal 2021 third quarter;
  Diluted net income per share rose 41.7% to $0.51, as compared to $0.36 in the fiscal 2021 third quarter. This increase was a result of the combination of a profitability improvement and a 9.1% reduction in the quarter-end diluted share count compared to the fiscal 2021 third quarter; and
  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) rose 18.3% to $12.9 million from $10.9 million in the fiscal 2021 third quarter.

Nine-Month Highlights (39 weeks ended October 29, 2022, compared to the 39 weeks ended October 30, 2021):

  Total revenues were $322.8 million, an increase of 14.6%, including the negative impact of $4.3 million due to unfavorable currency exchange compared to $281.6 million in the first nine months of fiscal 2021;
    Consolidated net retail sales were $308.0 million, an increase of 13.2% compared to $272.1 million in the first nine months of fiscal 2021 with growth in sales from corporately-managed retail stores more than offsetting a decline in consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores). The Company noted that consolidated e-commerce demand decreased 12.5% compared to the first nine months of fiscal 2021, as consumers continue to embrace a return to in-person shopping, while its first nine-months e-commerce demand showed an increase of 152.0% from the 2019 period;
  Pre-tax income increased 16.7% to $35.7 million compared to pre-tax income of $30.6 million in the first nine months of fiscal 2021;
  Income tax expense was $8.3 million compared to income tax expense of $7.4 million in the first nine months of fiscal 2021;
  Net income rose 19.0% to $27.5 million from $23.1 million in the first nine months of fiscal 2021;
  Diluted net income per share increased 23.6% to $1.78, as compared to $1.44 in the first nine months of fiscal 2021. This increase was the result of the combination of a profitability improvement and a 3.9% reduction in the period-end diluted share count compared to the end of the first nine months of fiscal 2021; and
  EBITDA rose 13.4% to $45.0 million from $39.7 million in the first nine months of fiscal 2021.

Store Activity:

The Company expects to end fiscal 2022 with an increase in total stores in North America inclusive of third-party locations, as it continues to execute its previously announced plans to open 20 Workshops within the fiscal year. Separately, the Company continues to expect to end the year with a reduction in locations within Europe. Combined across geographies, the Company plans to have more total locations at the end of the 2022 fiscal year compared to the end of fiscal 2021 inclusive of third-party locations.

As of October 29, 2022, the Company had 347 corporately-managed stores which reflects two net closures as compared to the end of the fiscal 2021 third quarter with seven net store openings in North America and nine net store closures in Europe.

Through the Company’s third-party retail business model, there were 65 locations as of October 29, 2022 with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts, reflecting four net openings in the first nine months of fiscal 2022. The Company’s international franchisees operated 66 locations at the end of the fiscal 2022 third quarter reflecting seven net closures compared to the end of the 2021 third quarter.

Balance Sheet:

At the end of the fiscal 2022 third quarter, the Company had cash, cash equivalents, and restricted cash totaling $12.0 million compared to $48.5 million at the end of the fiscal 2021 third quarter. The Company noted that the 2022 third quarter-end cash position as compared to the prior year period reflected the use of cash to repurchase shares of its common stock, pay a special dividend, and increase investment in working capital to support strategic initiatives intended to drive further growth. The Company finished the quarter with no borrowings under its revolving credit facility.

Total inventory at quarter end was $88.3 million, an increase of $26.4 million from the end of the fiscal 2021 third quarter. The increase in inventory as compared to the end of the fiscal 2021 third quarter reflects higher on-hand units compared to last year’s unusually low level driven by supply chain disruptions and increased freight and other inflationary costs. The Company noted that it is comfortable with the composition and level of its inventory which supports increased consumer demand and critical seasonal products. The Company continues to expect to end the year with total inventory below the 2021 fiscal year-end level.

As of the end of the fiscal 2022 third quarter, the Company had utilized a total of $4.8 million to repurchase approximately 337,000 shares of its common stock. During fiscal 2022, the Company utilized a total of $24.1 million to repurchase approximately 1,540,000 shares of its common stock. The Company currently has authorization to repurchase an additional $46.5 million of its stock under the new $50.0 million stock repurchase program adopted on August 31, 2022.

In the fiscal 2022 third quarter, capital expenditures totaled $2.7 million compared to $3.1 million in the fiscal 2021 third quarter.

2022 Outlook:

Reflecting its positive business performance through the first nine months of the year, continued positive fourth quarter trends and its expectation of continued strength during the period, the Company is raising its annual guidance, which includes the impact of unfavorable currency exchange rate fluctuations primarily given the current strength of the U.S. Dollar compared to the British Pound.

For fiscal 2022, the Company currently expects:

  Total revenues in the range of $455 million to $465 million, as compared to $411.5 million in fiscal 2021;
  Pre-tax income in the range of $56 million to $63 million, as compared to $50.7 million in fiscal 2021;
  EBITDA in the range of $69 million to $76 million, as compared to $63.0 million in fiscal 2021;
  Income tax rate in the range of 24% to 25%, excluding the impact of discrete items;
  Capital expenditures in the range of $12 million to $14 million;
  Depreciation and amortization of approximately $13 million; and
  Finish the year with inventory levels below the end of fiscal 2021.

The Company’s guidance for profit growth considers anticipated ongoing inflationary pressures as well as its plans to mitigate the impact on its margins. The Company noted that its outlook assumes no further material changes in the operations of its supply chain including the ability to receive and ship product on a timely basis, the macro-economic environment or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and projected EBITDA, which is a non-GAAP financial measure. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call and Webcast:

Build-A-Bear will host a conference call and audio webcast to discuss its results today, November 30, 2022 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (201) 493-6780 with access code Build-A-Bear. Additionally, a live webcast of the call can be accessed at http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET. The webcast will be archived on the Company’s website for one year and will be available for replay approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on November 30, 2022 until 11:59 p.m. ET on December 7, 2022 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13733904.

About Build-A-Bear

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder” as well as the new “Bear Builder 3D Workshop”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $411.5 million in fiscal 2021. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 15, 2021 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 29,	% of Total	October 30,	% of Total
	2022	Revenues (1)	2021	Revenues (1)
Revenues:
Net retail sales	$99,229	95.0	$91,551	96.2
Commercial revenue	4,125	3.9	2,749	2.9
International franchising	1,126	1.1	839	0.9
Total revenues	104,480	100.0	95,139	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	47,354	47.7	43,918	48.0
Cost of merchandise sold - commercial (1)	1,929	46.8	1,060	38.6
Cost of merchandise sold - international franchising (1)	867	77.0	547	65.2
Total cost of merchandise sold	50,150	48.0	45,525	47.9
Consolidated gross profit	54,330	52.0	49,614	52.1

Selling, general and administrative expense	44,436	42.5	41,709	43.8
Interest expense (income), net	6	0.0	(2)	(0.0)
Income (loss) before income taxes	9,888	9.5	7,907	8.3
Income tax expense (benefit)	2,433	2.3	1,984	2.1
Net income (loss)	$7,455	7.1	$5,923	6.2

Income (loss) per common share:
Basic	$0.51		$0.38
Diluted	$0.51		$0.36
Shares used in computing common per share amounts:
Basic	14,542,947		15,578,389
Diluted	14,760,586		16,236,901

(1)			Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 29,	% of Total	October 30,	% of Total
	2022	Revenues (1)	2021	Revenues (1)
Revenues:
Net retail sales	$308,001	95.4	$272,052	96.6
Commercial revenue	12,464	3.9	7,804	2.8
International franchising	2,362	0.7	1,704	0.6
Total revenues	322,827	100.0	281,560	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	149,341	48.5	128,688	47.3
Cost of merchandise sold - commercial (1)	5,824	46.7	3,250	41.6
Cost of merchandise sold - international franchising (1)	1,593	67.4	1,180	69.2
Total cost of merchandise sold	156,758	48.6	133,118	47.3
Consolidated gross profit	166,069	51.4	148,442	52.7

Selling, general and administrative expense	130,320	40.4	117,870	41.9
Interest expense, net	27	0.0	11	0.0
Income (loss) before income taxes	35,722	11.1	30,561	10.9
Income tax expense	8,247	2.6	7,423	2.6
Net income (loss)	$27,475	8.5	$23,138	8.2

Income (loss) per common share:
Basic	$1.82		$1.51
Diluted	$1.78		$1.44
Shares used in computing common per share amounts:
Basic	15,097,816		15,345,420
Diluted	15,412,130		16,042,947

(1)			Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 29,	January 29,	October 30,
	2022	2022	2021
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$12,023	$32,845	$48,501
Inventories, net	88,339	71,809	61,912
Receivables, net	15,894	11,701	12,788
Prepaid expenses and other current assets	10,379	13,643	11,186
Total current assets	126,635	129,998	134,387

Operating lease right-of-use asset	76,236	77,671	86,888
Property and equipment, net	46,264	48,966	48,221
Deferred tax assets	7,561	7,613	-
Other assets, net	3,105	2,076	2,502
Total Assets	$259,801	$266,324	$271,998

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,514	$21,849	$25,830
Accrued expenses	25,764	25,543	20,378
Operating lease liability short term	27,644	25,245	26,815
Gift cards and customer deposits	18,287	20,937	18,197
Deferred revenue and other	5,713	3,808	2,690
Total current liabilities	96,922	97,382	93,910

Operating lease liability long term	64,212	73,307	82,700
Deferred franchise revenue	529	734	791
Other liabilities	1,040	1,218	1,533

Stockholders' equity:
Common stock, par value $0.01 per share	147	162	163
Additional paid-in capital	68,422	75,490	75,316
Accumulated other comprehensive loss	(12,336)	(12,470)	(12,495)
Retained earnings/(deficit)	40,865	30,501	30,080
Total stockholders' equity	97,098	93,683	93,064
Total Liabilities and Stockholders' Equity	$259,801	$266,324	$271,998

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

		13 Weeks	13 Weeks	39 Weeks	39 Weeks
		Ended	Ended	Ended	Ended
		October 29,	October 30,	October 29,	October 30,
		2022	2021	2022	2021

Other financial data:

	Retail gross margin ($) (1)	$51,875	$47,633	$158,660	$143,364
	Retail gross margin (%) (1)	52.3%	52.0%	51.5%	52.7%
	Capital expenditures (2)	$2,685	$3,091	$6,752	$4,644
	Depreciation and amortization	$3,017	$3,033	$9,293	$9,152

Store data (3):
	Number of corporately-managed retail locations at end of period
	North America			312	305
	Europe			35	44
	Asia			—	—
	Total corporately-managed retail locations			347	349

	Number of franchised stores at end of period			66	73

	Number of third-party retail locations at end of period			65	60

	Corporately-managed store square footage at end of period (4)
	North America			727,006	713,959
	Europe			53,146	65,387
	Total square footage			780,152	779,346

(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(2)	Capital expenditures represents cash paid for property, equipment, and other assets.
(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.
(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	Ended	Ended	Ended	Ended
	October 29,	October 30,	October 29,	October 30,
	2022	2021	2022	2021
Income before income taxes (pre-tax)	$9,888	$7,907	$35,722	$30,561
Interest (income) expense, net	6	(2)	27	11
Depreciation and amortization expense	3,017	3,033	9,293	9,152
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$12,911	$10,938	$45,042	$39,724

	Fiscal 2022
	Guidance
	(in millions)
Income before before income taxes (pre-tax)	$56 - $63
Interest expense, net	-
Depreciation and amortization expense	13
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$69 - $76

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com